EXHIBIT F
                                                                      ---------

                                  May 12, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Application on Form U-1 filed by Emera Inc.

Ladies and Gentlemen:

This opinion has been prepared in connection with the Application by Emera Inc. ("Emera") and certain of its subsidiary companies designated therein seeking authorization to finance their businesses through June 30, 2007 and for other purposes. Emera is a registered holding company under the Public Utility Holding Company Act of 1935 ("Act"). As counsel for Emera, I deliver this opinion to you for filing as Exhibit F to the Application. The financing and other transactions proposed by Emera and the other applicants are described in detail in the Application. Any terms used in this opinion have the same meanings assigned to them in the Application.

I am authorized to practice law in the Province of Nova
Scotia, the place of incorporation of Emera. I am not a member of the bar of any state of the United States, including states in which certain of Emera's subsidiaries are organized and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by Emera, including the firm LeBoeuf, Lamb, Greene & MacRae, L.L.P. with respect to matters under the Act.

In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

The opinions expressed below are subject to the following conditions: that the Commission will duly enter an appropriate order permitting the Application to become effective under the Act and the rules and regulations thereunder; and that any securities issued in connection with transactions described in the Application will be issued pursuant to valid and effective registration statements, or their equivalents, under applicable provincial, federal and state securities laws or will be exempt from registration under such laws and all applicable disclosure requirements will be fully complied with in connection with such transactions. This opinion speaks solely as of the date hereof and is based solely on facts, laws and regulations in existence on the date hereof. I have assumed that no act or event, including but not limited to, changes in laws or regulations and changes in, or new, facts, shall have occurred subsequent to the date hereof which would necessitate a change in the opinions expressed below.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

(a) All provincial or state laws applicable to Emera or its subsidiaries in connection with the proposed transactions will be complied with at the time Emera or its subsidiaries undertake the transactions proposed in the Application;

(b) Any securities issued in connection with transactions described in the Application will be issued by companies that are validly organized and duly existing and (i) in the case of stock, such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and (ii) in the case of debt securities, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

(c) Emera and its subsidiaries will legally acquire any securities proposed to be acquired in the Application; and

(d) The consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by Emera or its subsidiaries.

This opinion is solely for your use in connection with your processing of the above-referenced Application and may not be relied upon by you for any other purpose and may not be relied upon by others for any purpose. I hereby consent to the use of this opinion in connection with the above-referenced Application.

                                         Very truly yours,


                                         /s/ Richard J. Smith
                                         Richard J. Smith
                                         Corporate Secretary and General Counsel
                                         Emera Inc.